EXHIBIT 10.1

SIAR CAPITAL, LLC
660 MADISON AVENUE
NEW YORK, NEW YORK 10021

CONSULTING AGREEMENT

June 27, 2008

United Energy Corporation
600 Meadowlands Parkway
No. 20
Secaucus, New Jersey 07094

Gentlemen:

This letter will confirm our agreement (the AAgreement@) pursuant to which Siar Capital, LLC (the AConsultant@), has been retained to serve as a management consultant and advisor to United Energy Corporation (the ACompany@) for a period of five years commencing on the date hereof unless extended by mutual written consent of the parties hereto. The undersigned hereby agrees to the following terms and conditions:

1.	Duties of Consultant. The Consultant shall, at the request of the Company, upon reasonable notice, render the following services (the “Services”):

(i)	introduce the Company to prospective underwriters, auditors and legal counsel.

(ii)	provide financial guidance on issues of budgeting, compensation and financial structure.

(iii)	assist the Company in developing sources of financing.

(iv)	develop together with the Company an investor relations program, including the hiring of an investor relations firm.

(v)	provide advice and guidance regarding an employee option and warrant program.

(vi)	provide advice and guidance regarding prospective appointments to the Board of Directors of the Company.

2. Compensation. As compensation for the services herein, the Company shall pay to the Consultant an amount equal to two percent of the annual increase in the market capitalization of the Company during each twelve month period of the consulting term, as determined by the average closing price for the thirty trading days preceding the end of each such twelve month period as compared to the higher of (i) the average closing price for the thirty trading days preceding the end of the prior twelve month period (the “Base Year”) and (ii) the highest average closing price for the thirty trading days preceding the end of any prior Base Year hereunder, except that the market capitalization at the commencement of the consulting term shall be based on a price of $.50 per share. Notwithstanding the foregoing, the compensation payable to Siar shall be limited to a maximum aggregate increase in market capitalization during the term hereof of $200 million. For purposes of this Section, the average closing price shall be determined by the volume-based weighted average for each relevant thirty day period.

The foregoing compensation shall be paid thirty days after the end of each twelve month period during the consulting term, provided any such payment shall be deferred in the event the Company at such time does not have at least eight months fixed cost coverage, which deferment shall continue until such time as such fixed cost coverage requirement is satisfied. In the event that such deferral shall continue for more than thirty days, the Company, at the option of Siar, shall issue to Siar, in lieu of such annual payment, such number of shares of Common Stock as shall equal such annual payment amount divided by 75% of the average closing price for the thirty trading days preceding the end of the corresponding Base Year. For purposes of determining market capitalization, the average closing price as provided herein shall be multiplied by the number of shares of common stock issued and outstanding as of the end of each 12 month period during the term hereof.

3.	Expenses. The Company shall reimburse the Consultant for all of its reasonable and pre-approved travel and other out-of-pocket expenses incurred in connection with its engagement hereunder.

4.	Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company and the Consultant shall not have the authority to obligate or commit or bind the Company in any manner whatsoever.

5.
Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of Consultant=s services to the Company unless and until such information become generally known or unless compelled to do so pursuant to subpoena or court order.

6.
Information. The Company recognizes and confirms that the Consultant will be using information provided by or on behalf of the Company in connection with the performance of its duties under this Agreement, and that the Consultant does not assume any responsibility for and may rely upon, without independent verification, the accuracy and completeness of any such information. The Company hereby warrants that any information relating to the Company that is furnished to the Consultant by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

7.
Indemnity. The Company shall indemnify the Consultant from liability it may incur in connection with the performance of its duties hereunder to the extent that such liability is a result of false information provided to the Consultant by the Company or breach by the Company of this Agreement.

8.
Assignment. The Agreement shall not be assignable by any party (except to successors to all or substantially all of the business of either party) for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

9.
Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State. The Company and Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York, City of New York, for any actions, suits or proceedings arising out of or relating to this letter and the transactions contemplated hereby (and agree not to commence any actions, suite or proceeding relating thereto except in such courts), and further agree that service of process for any a action, suit or proceeding brought against the Company or the Consultant, as the case may be, in any such court. The Company and Consultant also hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the State of New York, County of New York and hereby further irrevocably and unconditionally waive, and agree not to plead a claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10. Termination. The Company shall have the right to terminate this Agreement in the event that (i) the services of the Consultant by its principal, Jack Silver, shall be discontinued due to any reason during the terms hereof; and/or (ii) the Consultant, together with affiliates of the Consultant, shall cease to be the beneficial owner of at least one-third of the number of shares of common stock of the Company presently owned by such parties.

11.	Miscellaneous. This letter (a) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, whether written or oral, (b) may not be amended, modified or waived except in a writing executed by the Company and the Consultant and their respective successors and assigns. This letter may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of this letter by facsimile shall be equally effective as delivery of an executed original counterpart of this letter.

Please confirm that the foregoing is in accordance with your understanding and agreement with the Consultant by signing and returning to us a copy of this letter, which shall become our binding agreement upon our receipt.

We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,

Siar Capital, LLC

By:	/s/ Jack Silver

Name: Title:

Agreed and accepted as of the date first above written: United Energy Corporation
/s/ Ronald Wilen
Name: Ronald Wilen Title: President